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                                                                   Exhibit 12.01
                  UNITED CITIES GAS COMPANY AND SUBSIDIARIES

        COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

                          FOR THE TWELVE MONTHS ENDED


(Unaudited, in thousands, except ratio amounts)
                                                          9-30-94    12-31-93     12-31-92     12-31-91     12-31-90    12-31-89
                                                        ----------   ---------   ----------   ---------    ----------   ---------
Fixed Charges, as defined:
   Interest on long-term debt.......................... $   14,132   $  14,553   $   12,965   $  11,111    $    9,009   $   6,663
   Amortization of debt discount.......................        226         220          181         233           231         161
                                                        ----------   ---------   ----------   ---------    ----------   ---------
      Total............................................ $   14,358   $  14,773   $   13,146   $  11,344    $    9,240   $   6,824
                                                        ==========   =========   ==========   =========    ==========   =========
Earnings, as defined:
   Net income.......................................... $   12,804   $  12,150   $   10,218   $   7,875    $    3,373   $  10,310
   Taxes on income.....................................      6,141       5,681        5,171       2,564           532       4,811
   Fixed charges, as above.............................     14,358      14,773       13,146      11,344         9,240       6,824
                                                        ----------   ---------   ----------   ---------    ----------   ---------
      Total............................................ $   33,303   $  32,604   $   28,535   $  21,783    $   13,145   $  21,945
                                                        ==========   =========   ==========   =========    ==========   =========

Ratio of Consolidated Earnings to Fixed Charges........       2.32        2.21         2.17        1.92          1.42        3.22
                                                        ==========   =========   ==========   =========    ==========   =========



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